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                                                                  EXHIBIT (j)(1)




[DECHERT LETTERHEAD]




April 18, 2002


Pilgrim Emerging Markets Fund, Inc.
7337 E. Doubletree Ranch Road
Scottsdale, AZ  85258

Re:   Pilgrim Emerging Markets Fund, Inc.
      (To Be Renamed ING VP Emerging Markets Fund, Inc.)
      (File Nos. 33-73520 and 811-8250)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 11 to the Registration Statement of Pilgrim Emerging Markets Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert
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